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                                                                  Exhibit 99

                                                               [ZOLTEK LOGO]


FOR IMMEDIATE RELEASE                             NASDAQ NMS SYMBOL:  "ZOLT"
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              ZOLTEK REPORTS FISCAL 2003 FOURTH QUARTER RESULTS
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                         AND REFINANCING OF ITS DEBT
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         ST. LOUIS, MISSOURI -- January 13, 2004 -- Zoltek Companies, Inc.
today reported its results for the fourth quarter and full fiscal year ended September 30, 2003, and completion of the previously announced refinancing of its debt obligations.

         For fiscal 2003, Zoltek reported net sales of $63.5 million, a decrease from net sales of $68.4 million in fiscal 2002. Zoltek reported a net loss from continuing operations of $15.6 million, or $0.96 per share, for fiscal 2003, compared to a net loss from continuing operations of $8.7 million, or $0.53 per share, in fiscal 2002. For the quarter ended September 30, 2003, net sales were $14.7 million compared to $16.6 million in the fourth quarter of fiscal 2002. The net loss from continuing operations in the fourth quarter of fiscal 2003 was $3.8 million, or $0.23 per share, compared to a net loss from continuing operations of $1.9 million, or $0.11 per share, in the corresponding fiscal 2002 fourth quarter.

         The Company attributed the negative comparisons primarily to weakness in the aircraft brake market due to the overall decline in commercial aviation activity and to continuing softness in demand for textile acrylic products. "As we progress into 2004, we are optimistic that we can achieve improved financial results given our momentum from several large orders received in the first quarter of the current fiscal year, including our first ever million pound order for commercial carbon fibers. We anticipate significantly increased sales of carbon fiber products in fiscal 2004 due to our growing success in sporting goods and other existing markets, coupled with clear near-term prospects in targeted new application areas, especially in wind energy," Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer, said. "In addition to the significant new orders for carbon fibers, in recent months, we have identified positive signs that the over-capacity and distressed selling prices for carbon fibers are beginning to ease and we are encouraged by long-awaited tangible developments regarding opportunities to supply emerging applications for products in wind turbines and other alternative energy sectors and in flame resistance," Rumy said.

         Zoltek also announced that it had completed the previously announced refinancing of its debt obligations to better meet the requirements of its developing carbon fiber business. The principal



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[ZOLTEK LOGO]

Zoltek Reports Fiscal 2003 Fourth Quarter Results and Refinancing of Its Debt
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January 13, 2004
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components of the refinancing included the private placement of $7.0 million of convertible debentures to institutional and other investors, refinancing of the Company's real estate mortgages and reduction and amendment of its bank loans. The convertible debentures are convertible into the Company's common stock at a conversion price of $5.40 per share. The Company also issued to the investors five-year warrants to purchase up to 323,994 shares of common stock at an exercise price of $5.40 per share.

         The Company observed that the additional cash and loosening of payment obligations from the refinancing should provide funding for the Company's business plan for fiscal 2004. If demand for fibers accelerates significantly, the Company may need to seek additional debt or equity financing for working capital to support increased production levels. "The refinancing was expensive but necessary," Rumy said. "Under our current business plans, it is designed to position us to a point where we can start to generate significant new sales and, ultimately, earnings."

         The forward-looking statements contained in this press release are inherently subject to risks and uncertainties. Zoltek's actual results could differ materially from those currently anticipated due to a number of factors, including the Company's ability to return to operating on a profitable basis, comply with its obligations under its credit agreements, manage its excess carbon fiber production capacity and inventory levels, continue investing in application and market development, manufacture low-cost carbon fibers and profitably market them at decreasing price points and penetrate existing, identified and emerging markets.

         Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit manufactures and markets acrylic fibers, nylon products and industrial materials.

                      FOR FURTHER INFORMATION CONTACT:

                               ZSOLT RUMY, CEO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110